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                                                                     EXHIBIT 4.1


                          FIRST SUPPLEMENTAL INDENTURE


         FIRST SUPPLEMENTAL INDENTURE (this "Supplement"), dated and effective as of May 27, 1998, is entered into by and among EVI Weatherford, Inc., (formerly known as EVI, Inc.) a Delaware corporation ("EVI Weatherford") and the successor by merger to Weatherford Enterra, Inc., a Delaware corporation (the "Company"), and Bank of Montreal Trust Company, as Trustee (the "Trustee").

                                   WITNESSETH:

         WHEREAS, the Company and the Trustee have executed and delivered an Indenture dated as of May 17, 1996, between the Company and the Trustee (the "Indenture"), providing for the issuance by the Company from time to time of its unsecured debentures, notes or other evidences of indebtedness (the "Securities") to be issued in one or more series as provided in the Indenture;

         WHEREAS, on May 27, 1998, the Company merged with and into EVI Weatherford, and EVI Weatherford, as successor to the Company, is required under Article Eight of the Indenture to assume the observance and performance by the Company of every covenant contained in the Indenture to be observed and performed by the Company;

         WHEREAS, pursuant to Section 901(1) of the Indenture, EVI Weatherford and the Trustee may enter into this Supplement without the consent of any Holder; and

         WHEREAS, the execution and delivery of this Supplement have been duly authorized by a Board Resolution of the Board of Directors of EVI Weatherford;

         NOW, THEREFORE, in consideration of the above premises, each of the parties hereto agrees, for the benefit of the others and for the equal and proportionate benefit of the Holders of the Securities, as follows:

                                   ARTICLE ONE
                                   ASSUMPTION

         Section 101. For value received, EVI Weatherford hereby assumes the due and punctual payment of the principal of and any premium and interest (including all additional amounts, if any, payable pursuant to Section 1004 of the Indenture) on all the Securities and the performance or observance of every other covenant of the Indenture on the part of the Company to be performed or observed.

         Section 102. Effective as of the date hereof, EVI Weatherford shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if EVI Weatherford had been named as the Company therein, and the Company shall be relieved of all obligations and covenants under the Indenture and the Securities and coupons.

                                   ARTICLE TWO
                                  MISCELLANEOUS

         Section 201. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Except as supplemented hereby, the Indenture and the



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Securities are in all respects ratified and confirmed and all the terms and provisions thereof shall remain in full force and effect.

         Section 202. This Supplement shall be effective as of the date above written.

         Section 203. This Supplement shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

         Section 204. This Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed as of the day and year first above written.

                                        EVI WEATHERFORD, INC.


                                        By:    /s/ James G. Kiley
                                           ----------------------------
                                                 James G. Kiley
                                            Chief Financial Officer,
                                            Senior Vice President and
                                                    Treasurer



                                        BANK OF MONTREAL TRUST COMPANY


                                        By: /s/ Therese Gaballah
                                           ----------------------------
                                        Name: Therese Gaballah
                                             --------------------------
                                        Title: Vice President
                                              -------------------------





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